EXHIBIT 10.11

SIXTH AMENDMENT TO PALO ALTO LEASE

Sixth Amendment to Lease
by and between
2197 East Bayshore Road, LLC
and
ClickAction, Inc.

This Sixth Amendment to Lease is made and entered into as of this 26th day of November, 2001 by and between 2197 East Bayshore Road, LLC, a California limited liability company (“Lessor”) and Click Action, Inc., a California corporation (“Lessee”).

RECITALS

A.    On or about February 25, 1993, 2197 East Bayshore Road Partnership (“Original Lessor”) and My Software Company, Inc. (“Original Lessee”) entered into that certain Standard Industrial Lease—Multi-Tenant concerning the premises located at 2197 East Bayshore Road, Palo Alto (“Original Lease”). The Original Lease also had an addendum attached to it, numbered as paragraphs 47 through 58 and which was expressly incorporated and made a part of the Original Lease. A true and correct copy of the Original Lease is attached hereto as Exhibit A.

B.    On or about August 1, 1995, the Original Lessor and Original Lessee entered into a Second Addendum to the Original Lease, a true and correct copy of which is attached hereto as Exhibit B.

C.    On or about June 30, 1995, the Original Lessor and Original Lessee entered into a letter agreement, a true and correct copy of which is attached hereto as Exhibit C.

D.    Original Lessor and Original Lessee entered into a Third Amendment to Lease dated January 27, 1997, a true and correct copy of which is attached hereto as Exhibit D.

E.    The Original Lessor and Original Lessee entered into a Fourth Amendment to Lease dated December 7, 1999, a true and correct copy of which is attached hereto as Exhibit E. In this amendment, the parties confirmed that My Software, the Original Lessee, had changed its name to Click Action, Inc., which corporation had undertaken all the rights and obligations of My Software pertaining to the Original Lease and any amendments thereto.

F.    The Original Lessor and Lessee entered into the Fifth Amendment to Lease dated May 17, 2000, a true and correct copy of which is attached hereto as Exhibit F.

G.    In or about February, 2001, the Original Lessor’s interest in the property, including any and all interest in the Original Lease and any amendments thereto, was assigned to an entity known as 2197 East Bayshore Road, LLC, a California limited liability company (“Lessor”). A true and correct copy of this assignment is attached hereto as Exhibit G.

H.    Lessor and Lessee desire to amend and modify the Original Lease and any amendments thereto as set forth hereinafter.

NOW THEREFORE, for good and valuable consideration the receipt and adequacy which is hereby acknowledged, the parties agree as follows:

1.    Premises.    Any and all terms in the Original Lease and any amendment or letter agreement thereto regarding the rentable square feet are hereby amended in their entirety to provide as follows:

The term “Premises” shall mean the approximately 13,507 rentable square feet as outlined on Exhibit H hereto, which is a portion of that certain free standing single-story office/R&D building which is a total size of approximately 21,444 square feet, and which is located at and commonly known as 2197 East Bayshore Road, Palo Alto, Santa Clara County, State of California.

2.    Term.    The term of this lease extension shall commence on December 1, 2001 and terminate at 11:59 pm on May 31, 2004.

3.    Rent.    The monthly Base Rent shall be as follows:

Month	Rent
12/1/01-11/30/02	$26,339
12/1/02-11/30/03	$27,419
12/1/03-5/31/04	$28,500

4.    Additional Improvements.    No improvements shall be required of Lessor as part of this Sixth Amendment to Lease. However, Lessor and Lessee agree that certain doors between Lessee’s premises and the other portions of the building shall be locked in order to separate the two areas within the building.

5.    As-Is Condition.    Other than as expressly provided in the previous paragraph, Lessee agrees that it is presently in possession of the premises and has been so for years and that Lessee shall take the premises in “as is”. Lessee further agrees that no representation or warranty is made by Lessor respecting to any condition of the Premises.

6.    Vehicle Parking.    Any and all terms in the Original Lease and any amendment or letter agreement thereto regarding the number and location of vehicle parking spaces shall be amended in their entirety to provide as follows:

Lessee shall be entitled to use 47 total stalls, which shall be located only in the rear of the property as shown on Exhibit H. Lessee and their employees, suppliers, guests, visitors, shippers, customer or invitees shall use only these parking stalls.

7.    Access.    Lessor and its customers and invitees shall have the continued right of access through Lessee’s Premises to access common areas.

8.    Condition of Vacated Premises.    The portion of the premises which Lessee had been leasing prior to the effective date of this lease amendment, but is vacating pursuant to this lease amendment shall be returned to Lessor in the condition required by the Original Lease and any amendments thereto, including pursuant to the obligations stated in paragraph 7.2(c) of the Original Lease.

9.    Brokers.    Gary Nichols of CRESA Partners represents Lessee and Randy Gabrielson of Cornish & Carey Commercial represents Lessor. Lessor shall pay any and all broker’s fees and/or commissions pursuant to a separate agreement between Lessor and Cornish & Carey Commercial. Lessee represents and warrants that it has no contract, dealings or communications with any real estate brokerage firm or agent or other person who can claim a right to a commission or finder’s fee in connection with a negotiation of this amendment and that no real estate commissions or finder’s fees are payable in connection herewith, except to the named broker as set forth above. Lessee shall indemnify and hold Lessor harmless from any and all expenses, claims, damages (including reasonable attorney’s fees and costs) incurred by Lessor as a result of a breach of the warranty in the preceding sentence.

10.    Incorporation of Original Lease and Amendments.    Except as amended or modified expressly herein, all terms, conditions and obligations of the Original Lease and each of the amendments and letter agreements thereto shall remain in full force and effect. The following paragraphs shall be deleted in their entirety:

i.    Original Lease:    Paragraphs 47, 48, 49, 58, 59.

11.    Capitalized Terms.    All capitalized terms not otherwise defined in this Addendum are defined as they are in the Original Lease and any amendment thereto.

12.    Signage.    Lessee shall remove at its own expense all of its exterior signage in the front and on the side of the building and shall repair any damage to the building as a result of the existence of the sign and/or the removal of the sign. Lessor and Lessee shall mutually agree upon new signage that Lessee may place on the building near the entrance to its premises.

IN WITNESS WHEREOF, the parties have executed this Amendment as of this 26th day of November 2001.

.
2197 East Bayshore Road, LLC

By:	/S/ DEBRA HOLVICK
Debra Holvick, Manager

CLICKACTION, INC.

By:	/S/ GEORGE GRANT
George Grant, President & CEO

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